Exhibit 99.1

CONTACT:
FOR IMMEDIATE RELEASE	Rachele Bowers
January 20, 2012	info@sunoviaenergy.com
(941) 751-6800

Sunovia Adds Consultant VM5 Ventures; Announces Management Changes

Sarasota, Fla.  — Sunovia™ Energy Technologies, Inc. (OTC BB: SUNV), a clean-tech company, announced today changes to its board of directors and management team.

Hofer to replace Buckland as Interim CEO; Buckland resigns from Board of Directors

On January 19, 2012, Sunovia terminated Arthur Buckland’s employment as Chief Executive Officer of the company and its subsidiaries. On that same day, Buckland resigned his position as a member of the Board of Directors.

Erich Hofer, a member of the Company’s board of directors, has assumed the responsibilities of the Chief Executive Officer on an interim basis. Hofer brings a wealth of knowledge and experience from the industrial product manufacturing sector as well as finance and management.

Hofer has been a director of the publicly traded company, Arkanova Energy Corporation since 2007. He has also served as group CFO and a member of the executive committee of Argo-Hytos Ltd., a mobile hydraulic application manufacturer headquartered in Baar, Switzerland. Formerly, Hofer served as chief of staff and deputy of the group CEO at Schneeberger Ltd., a linear technology manufacturer, located in Roggwil, Switzerland.

Hofer holds an MBA degree from the University of Chicago and a B.S. degree in economics and management from the University for Applied Science for Business and Administration in Zurich. Hofer is a retired colonel of the Swiss Armed Forces.

Long-Time Lighting Executive, Mel Interiano, to Consult on Operations and Sales

Sunovia has engaged the consulting firm of VM5 Ventures, and its principal Mel Interiano, a 15-year veteran of the lighting industry, to assist in improving and managing its operations and sales efforts, focusing primarily on building manufacturing capability, building strategic relationships and strategically positioning Sunovia’s products for growth in the lighting industry.

“I am excited about the opportunity to assist Sunovia in building its brand and presence in the lighting industry with its outstanding line of LED lighting products,” said Interiano. “We will build on Sunovia’s existing product line to improve revenue growth and profitability and to improve the company’s strategic position, manufacturing capacity and distribution channels.”

About Sunovia Energy Technologies, Inc.

About EvoLucia and Aimed LEDs
Sunovia’s LED lighting division, EvoLucia, Inc. (www.evolucialighting.com), offers highly efficient, durable, commercial-grade LED lighting for outdoor applications, including parking garages, streets and highways, parking lots, landscaping and more. The Aimed LED lights employ EvoLucia’s proprietary, patent-pending Aimed Optics™ technology, which strategically directs light to the target area and provides better illumination for less electricity.

More information about Sunovia Energy and its EvoLucia LED lighting subsidiary is available in the company’s Securities and Exchange filings, which can be found at www.sec.gov or at www.sunoviaenergy.com.

Forward-Looking Statements

Some of the statements made by Sunovia in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Sunovia believes that its primary risk factors include, but are not limited to: development and maintenance of strategic acquisitions; domestic and international acceptance of our product lines; defending our intellectual property and proprietary rights; development of new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technologies and systems to support new products and services; and attracting and retaining qualified management and other personnel. Additional information concerning these and other important factors can be found within Sunovia’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

###